ProShares Announces ETF Share Splits

Share Splits of Six ETFs; Reverse Share Splits of 11 ETFs

Bethesda, MD, April 25, 2012 — ProShares, the nation’s fourth most successful exchange traded fund (ETF) company,1 announced today share splits on six of its ETFs and reverse share splits on 11 of its ETFs. The splits and reverse splits will not change the value of a shareholder’s investment.

Splits

Four ETFs will split shares 2-for-1.

Ticker	Fund	Split Ratio
QLD	ProShares Ultra QQQ	2:1
TQQQ	ProShares UltraPro QQQ	2:1
UBT	ProShares Ultra 20+ Year Treasury	2:1
UST	ProShares Ultra 7-10 Year Treasury	2:1

Two ETFs will split shares 3-for-1.

Ticker	Fund	Split Ratio
UDOW	ProShares UltraPro Dow30	3:1
KOLD	ProShares UltraShort DJ-UBS Natural Gas	3:1

All splits will apply to shareholders of record as of the close of the markets on May 8, 2012, payable after the close of the markets on May 10, 2012. The funds will trade at their post-split price on May 11, 2012. The ticker symbol and CUSIP numbers for the funds will not change.

The splits will decrease the price per share of each fund with a proportionate increase in the number of shares outstanding. For example, for the 2-for-1 splits, every pre-split share held by a shareholder will result in the receipt of two post-split shares, which will be priced at half of the net asset value (“NAV”) of a pre-split share.

Illustration of a Split

The following table shows the effect of a hypothetical 2-for-1 split:

	Period # of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$100.00	$10,000.00
Post-Split	200	$50.00	$10,000.00

Reverse Splits

Six funds will reverse split shares 1-for-4.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
DXD	ProShares UltraShort Dow30	1:4	74347R867	74348A590
SQQQ	ProShares UltraPro Short QQQ	1:4	74347X666	74348A665
BZQ	ProShares UltraShort MSCI Brazil	1:4	74347X401	74348A673
SMDD	ProShares UltraPro Short MidCap400	1:4	74347X682	74348A657
SCC	ProShares UltraShort Consumer Services	1:4	74347R636	74348A616
SFK	ProShares UltraShort Russell1000 Growth	1:4	74347R461	74348A624

Five funds will reverse split shares 1-for-5.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
SPXU	ProShares UltraPro Short S&P500	1:5	74347X856	74348A632
ZSL	ProShares UltraShort Silver	1:5	74347W643	74347W114
SRTY	ProShares UltraPro Short Russell2000	1:5	74347X690	74348A640
BOIL	ProShares Ultra DJ-UBS Natural Gas	1:5	74347W775	74347W122
TWQ	ProShares UltraShort Russell3000	1:5	74347X203	74348A681

All reverse splits will apply to shareholders of record as of the close of the markets on May 10, 2012. The funds will trade at their post-split prices on May 11, 2012. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued a new CUSIP number.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for the 1-for-4 reverse splits, every four pre-split shares held by a shareholder will result in the receipt of one post-split share, which will be priced four times higher than the net asset value (“NAV”) of a pre-split share.

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 4 for a 1-to-4 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-4 reverse split:

	Period # of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	250	$40.00	$10,000.00

About ProShares

ProShares is the country’s fourth most successful exchange traded fund (ETF) company,1 with 132 funds and nearly $23 billion in assets.2 ProShares’ lineup includes the largest family of geared (leveraged and inverse) ETFs.3 ProShare Advisors and ProShare Capital Management are affiliated with ProFund Advisors, which was founded in 1997. Together, they manage more than $28 billion in ETF and mutual fund assets.2

1	Source: Financial Research Corporation, based on analysis of organic net sales of U.S. exchange traded products (as of 6/30/2011). Includes products launched by their current management company; excludes products acquired through purchase or merger.
2	Assets as of 3/31/12
3	Source: Lipper, based on a worldwide analysis of all known providers of funds in these categories. The analysis covered ETFs and ETNs by the number of funds and assets (as of 6/30/2011).

Media contact:

Tucker Hewes, Hewes Communications, Inc., 212-207-9451, tucker@hewescomm.com

Financial Professional contact:

ProShares, 866-776-5125, proshares.com

Short or Ultra ProShares ETFs seek returns that are 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. These Funds are non-diversified and entail certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, and market price variance, all of which can increase volatility and decrease performance. Short ProShares should lose money when their benchmarks or indexes rise. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Obtain them from your financial adviser or broker/dealer representative or by visiting proshares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor.